Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (related to the shelf registration of Class A common stock, preferred stock, debt securities, depository shares, warrants, units, purchase contracts and guarantees of RCS Capital Corporation (the “Company”) to be offered, issued or sold by the Company from time to time) of our report dated September 29, 2014, related to our audit of the combination of the consolidated statement of financial condition of RCS Capital Corporation and Subsidiaries as of December 31, 2013, statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, after restatement for the acquisition of First Allied Holdings Inc. which was a reorganization of entities under common control and therefore accounted for in a manner similar to a pooling of interests. The consolidated financial statements referred to above were filed with the Securities and Exchange Commission by RCS Capital Corporation in Amendment No. 1 of the December 31, 2014 Annual Report on Form 10-K on April 2, 2015.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ WeiserMazars LLP

New York, New York

June 5, 2015